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                                                                    EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-56313 and 333-56317 of American HomePatient, Inc. and subsidiaries on Form S-8 of our report dated March 20, 2003, relating to the consolidated financial statements of American HomePatient, Inc. and subsidiaries as of and for the years ended December 31, 2002 and 2001 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement described in
Note 15; the Company changing its method of accounting for goodwill and other intangible assets by adopting Statement of Financial Standards No. 142, Goodwill and Other Intangible Assets effective January 1, 2002, described in Note 4; the Company's bankruptcy reorganization described in Note 2; and the Company's ability to continue as a going concern described in Note 3) appearing in this Annual Report on Form 10-K of American HomePatient, Inc. and subsidiaries for the year ended December 31, 2002.


/s/ Deloitte & Touche LLP

Nashville, Tennessee
April 15, 2003